EXHIBIT 99.1

For details, contact:
Ella Neyland
Phone (720) 283-6144
E-mail: ir@udrt.com
www.udrt.com

PRESS RELEASE

                  For Immediate Release

UNITED DOMINION REALTY TRUST ANNOUNCES SALE OF 4,102 APARTMENT HOMES IN TEXAS FOR $182.5 MILLION

RICHMOND, VA. (September 12, 2002) United Dominion Realty Trust, Inc. (NYSE: UDR) today reported the sale of a portfolio of 4,102 apartment homes in Texas for a total Sales Price of $182.5 million. The portfolio had outstanding secured debt of $9.7 million with an average interest rate of 8% and an average remaining maturity of nine months that was repaid as part of the sale. The Company will report a Gain on Sale of $15 million or $.14 per share.

The 13 Texas communities included 3,378 apartment homes in San Antonio and 724 apartment homes in Dallas/Ft. Worth. The sales price was on a cap rate of 8% using trailing twelve months Net Operating Income less an actual capital expenditure reserve of $435 per unit. The average occupancy of the portfolio was 93% with average rents per home of $717 or $.87 per square foot. The average age of this portfolio was 16 years.

“The sale of this portfolio continues our previously announced plan to sell assets in slower growth markets or where we do not have a significant ownership presence. We plan to focus on core markets with above average long-term growth prospects where we can add value through our property operations expertise. Year-to-date we have successfully sold $284 million of non-core assets with an average cap rate of 8.2% and have acquired $274 million of assets at an average cap rate of 8.4%,” cited Mark Wallis, Sr. Executive Vice President.

United Dominion is celebrating its 30-year anniversary this year. It is one of the country’s largest multi-family real estate investment trusts, owning and operating apartment communities nationwide. The Company currently owns approximately 78,000 apartment homes and is the developer of approximately 200 homes currently under construction. United Dominion’s common stock is traded on the New York Stock Exchange under the symbol UDR. Additional information about United Dominion may be found on its web site at www.udrt.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, acquisitions or new developments may not achieve anticipated results, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. The statements in this press release are made as of today, based upon information currently known to management, and the company disclaims any duty to update such statements.

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